EXHIBIT 5.1
July 25, 2006
Patriot Capital Funding, Inc.
274 Riverside Avenue
Westport, Connecticut 06880
     Re: Patriot Capital Funding, Inc. Amended Stock Option Plan – Registration on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Patriot Capital Funding, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the offer and sale of up to 2,431,677 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s Amended Stock Option Plan (the “Stock Option Plan”).
     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock issuable pursuant to the Stock Option Plan and the terms of any other agreements relating to such issuance will be, when issued and paid for in accordance with the Stock Option Plan and any other agreements relating thereto, validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect.
     The opinion herein is limited to the Delaware General Corporation Law (“DGCL”), and we express no opinion with respect to other laws of the State of Delaware or the laws of any other jurisdiction. We are not members of the bar of the State of Delaware and we have not consulted with Delaware counsel with respect to this opinion letter. The opinions addressed in this letter, insofar as they relate to matters of Delaware law, are based on our review of the Delaware General Corporation Law, with which we are familiar.
     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP